Exhibit 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2008 FIRST QUARTER RESULTS
■	First Quarter Diluted Earnings Per Share of $0.19

■	Declares Quarterly Cash Dividend
EL SEGUNDO, Calif., April 30, 2008 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2008 first quarter ended March 30, 2008.
For the fiscal 2008 first quarter, net sales were $212.9 million, compared to net sales of $217.0 million for the first quarter of fiscal 2007. Same store sales declined 5.1% for the first quarter. Sales results reflect weakness in the consumer environment, which contributed to a decrease in customer traffic, as well as the continued deterioration in the performance of the roller shoe product category over the prior year, partially offset by strong sales of winter-related products due to favorable weather conditions in many of the Company’s markets. The decline in roller shoe performance accounted for approximately 40% of the same store sales decline during the first quarter. Additionally, sales results were negatively impacted by the shift of the Easter holiday, when the Company’s stores were closed, from the second quarter of 2007 to the first quarter of 2008.
Gross profit for the fiscal 2008 first quarter was $71.6 million, compared to $75.8 million in the first quarter of the prior year. The Company’s gross profit margin was 33.6% in the fiscal 2008 first quarter versus 34.9% in the first quarter of the prior year. The decrease in gross profit margin was driven primarily by an 83 basis-point decline in product selling margins and higher store occupancy costs. Product selling margins were impacted primarily by higher sales of winter-related products at lower margins versus the prior year, lower sales and margins in roller shoes and slightly more aggressive promotional pricing in an effort to drive sales and reduce merchandise inventory.

Selling and administrative expense as a percentage of net sales was 29.7% in the fiscal 2008 first quarter versus 28.4% in the first quarter of the prior year, primarily due to lower sales levels and higher store-related expenses reflecting an increased store count.
Net income for the first quarter of fiscal 2008 was $4.1 million, or $0.19 per diluted share, compared to net income of $7.6 million, or $0.33 per diluted share, for the first quarter of fiscal 2007.
“Despite a strong first quarter performance by our winter-related product categories, which benefited in part from favorable weather conditions in many of our markets, we were unable to fully offset the general softness in the overall consumer environment and the substantial impact of very negative sales comparisons in our roller shoe category,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Given the difficult consumer climate, we have worked very hard to strengthen the aspects of our business that are within our control, including our inventory position. We improved our total inventory comparisons versus the prior year by approximately $24 million from the end of the fourth quarter of fiscal 2007 to the end of the first quarter of fiscal 2008. These efforts resulted in our inventories being down 5.3% on a per-store basis at the end of the first quarter this year compared to the end of the first quarter last year.”
Mr. Miller continued, “Although first quarter results were in line with our expectations, the continuing softness in the consumer environment and the resulting unpredictability of customer traffic and sales make our ability to forecast the remainder of the year challenging. Based on this uncertain economic environment and recent sales trends, we are maintaining a cautious outlook. While the retail environment has remained weak during the second quarter, we believe that our continued focus on improving the execution of our overall business model, including refining our merchandise mix and promotional plans, securing quality new store locations and controlling expenses, will position us well when the consumer climate improves.”
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.09 per share of outstanding common stock, which will be paid on June 13, 2008 to stockholders of record as of May 30, 2008. Based on the current price of the Company’s stock, this dividend equates to an annualized dividend yield of approximately 4%.
Share Repurchases
During the fiscal 2008 first quarter, the Company repurchased 279,768 shares of its common stock for a total expenditure of $2.8 million. The Company has $16.7 million available under its $20.0 million share repurchase program authorized in the fiscal 2007 fourth quarter.

Guidance
The Company’s guidance for the fiscal 2008 second quarter and full year assumes that sales will continue to be impacted by a challenging consumer environment throughout the year. Based on that assumption, the Company is providing the following guidance:
•	For the fiscal 2008 second quarter, a decline in same store sales in the mid-single digit range and earnings per diluted share in the range of $0.06 to $0.12; and

•	For the fiscal 2008 full year, a decline in same store sales in the low to mid-single digit range. Based on the Company’s first quarter results and second quarter guidance, the Company now expects earnings per diluted share for the fiscal 2008 full year in the range of $0.60 to $0.85.
A material improvement or decline in the overall consumer environment during the remainder of the year could materially impact the Company’s performance relative to this guidance.
Store Openings
The Company opened one new store during the first quarter of fiscal 2008. The Company operated 364 stores at the end of the first quarter and anticipates opening three net new stores during the fiscal 2008 second quarter. The Company anticipates opening approximately 20 new stores, net of relocations and closures, during fiscal 2008.
Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2008 first quarter. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 364 stores in 11 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates, credit availability and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2007. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	March 30,	December 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$7,501	$9,741
Accounts receivable, net of allowances of $388 and $405, respectively	10,770	14,927
Merchandise inventories, net	233,184	252,634
Prepaid expenses	6,962	7,069
Deferred income taxes	9,190	10,070

Total current assets	267,607	294,441

Property and equipment, net	90,948	93,244
Deferred income taxes	11,391	10,761
Other assets, net of accumulated amortization of $254 and $241, respectively	1,041	1,044
Goodwill	4,433	4,433

Total assets	$375,420	$403,923

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$85,048	$95,310
Accrued expenses	56,519	67,525
Current portion of capital lease obligations	1,472	1,649

Total current liabilities	143,039	164,484

Deferred rent, less current portion	21,631	22,075
Capital lease obligations, less current portion	1,999	2,279
Long-term debt	97,252	103,369
Other long-term liabilities	2,540	2,561

Total liabilities	266,461	294,768

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 22,992,087 and 22,894,987 shares, respectively; outstanding 21,830,023 and 22,012,691 shares, respectively	229	228
Additional paid-in capital	91,310	90,851
Retained earnings	36,284	34,137
Less: Treasury stock, at cost; 1,162,064 and 882,296 shares, respectively	(18,864)	(16,061)

Total stockholders’ equity	108,959	109,155

Total liabilities and stockholders’ equity	$375,420	$403,923

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended
	March 30,	April 1,
	2008	2007
Net sales	$212,866	$217,007

Cost of sales (1)	141,283	141,252

Gross profit (1)	71,583	75,755

Selling and administrative expense (1)	63,230	61,789

Operating income	8,353	13,966

Interest expense	1,589	1,449

Income before income taxes	6,764	12,517

Income taxes	2,644	4,930

Net income	$4,120	$7,587

Earnings per share:
Basic	$0.19	$0.33

Diluted	$0.19	$0.33

Dividends per share	$0.09	$0.09

Weighted-average shares of common stock outstanding:
Basic	21,886	22,675

Diluted	21,926	22,785

(1)	Historically, the Company has presented total depreciation and amortization expense separately on the face of the unaudited condensed consolidated statement of operations and corporate headquarters’ occupancy costs within cost of sales. In the fourth quarter of fiscal 2007, as presented in the Annual Report on Form 10-K for the year ended December 30, 2007, the Company retrospectively changed the classification of distribution center and store occupancy depreciation and amortization expense to cost of sales and store equipment and corporate headquarters’ depreciation and amortization expense to selling and administrative expense. Depreciation and amortization expense is no longer presented separately in the unaudited condensed consolidated statement of operations. The corporate headquarters’ occupancy costs are now included in selling and administrative expense. The Company reclassified its prior period unaudited condensed consolidated statement of operations and related discussion and analysis to conform to the new presentation, which increased cost of sales and decreased gross profit by $2.3 million and increased selling and administrative expense by $1.9 million for the first quarter of fiscal 2007 from amounts previously reported. This reclassification had no effect on the Company’s previously reported operating or net income, consolidated balance sheets, consolidated statements of stockholders’ equity and consolidated statements of cash flows.